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                                                                    EXHIBIT 10.1


                                     ONEIDA


November 12, 2004


Mr. Andrew G. Church
26 Stanton Road
Cohasset, MA 02025


Dear Andy:

This letter agreement (this "Agreement") sets forth our mutual agreement concerning the terms of your employment with Oneida Ltd. (the "Company"):

1. Term. The term of this Agreement (the "Term") shall commence on November 22, 2004 ("Hire Date"), and shall end on the second anniversary thereof, unless earlier terminated in accordance with Section 10. In the event your family relocates to Oneida prior to September 1, 2005, the Term shall be extended so that it shall end on the second anniversary of the date that your family relocates within daily commuting distance of the Company's headquarters, unless earlier terminated in accordance with Section 10.

2. Renewal of Agreement. If the Company decides to renew this Agreement, the new agreement will be for a minimum one (1) year period at terms no less favorable than those specified in this Agreement, and at compensation and benefits levels no less favorable than your then current compensation package. If the Company decides not to renew this Agreement, it will give you six-months written notice prior to the end of the Term. In the event the Company does not renew this Agreement, the Company shall continue to provide employee benefit coverage (including, but not limited to, medical, dental, vision and long-term disability) and pay you your Base Salary through the date which is six- months following the end of the Term, at such intervals as the same would have been paid had you remained employed by the Company.

Further, in the event the Company fails to renew this Agreement, or terminates your employment prior to the end of the Term for any reason other than Cause (as defined in Section 10), the Company will provide moving assistance to relocate you back to the Boston area, in accordance with the attached Oneida Ltd. Employee Relocation Policy ("Relocation Policy"). The Company agrees to pay reasonable and customary expenses of the relocation (including, but not limited to, packing, moving, unpacking, insurance, etc.) of your family back to the Boston area, provided such relocation takes place within six-months from the end of the Term and further provided that such expenses are not reimbursable by any new employer. See "Attachment A" for a copy of the Relocation Policy which becomes an integral part of this Agreement. The "sale protection level" as defined in the Relocation Policy is modified to be the greater of: (a) the amount as determined in Section IV.B of the Relocation





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Policy, or (b) the "Initial Purchase Price" (defined as the contract purchase price, exclusive of adjustments, real estate commissions, expenses, taxes and the like, of the initial single family residence you purchased when you relocated your family). If the Initial Purchase Price exceeds the "Sales Price" (defined as the contract sale price exclusive of adjustments, real estate commissions, expenses, taxes and the like of the Initial Residence), the Company shall reimburse you for the amount by which the Initial Purchase Price (the "Initial Residence") exceeds the Sale Price. This provision shall only apply:

         (a.) to a sale of the Initial Residence and not to any replacement or additional residence or property that you may purchase in the Central New York area during the term hereof;

         (b.) in the event that you sell the Initial Residence within six (6) months following either: (i) the expiration and non-renewal of this Agreement, or (ii) the termination of your employment prior to the end of the Term for any reason other than Cause; and

         (c.) in the event that both the purchase and sale of the Initial Residence were arms length transactions between you and a third party or parties with no family, business or personal relationship to you or your spouse and your parents, children or siblings.

3. Position. You shall serve as Senior Vice President and Chief Financial Officer of the Company and certain of its subsidiaries and shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer or by the Board of Directors of the Company (the "Board"). You agree to serve the Company faithfully and to the best of your ability.

4. Base Salary. During the Term, the Company will pay you a base salary (your "Base Salary") in accordance with the Company's regular payroll practices, as in effect from time to time. Your Base Salary shall be paid at an annual rate of $225,000. Base salary will be reviewed on an annual basis with the first review to occur following fiscal year 2006 with any increase to be retroactive to the beginning of calendar 2006.

5. Signing Bonus. You will receive a $50,000 signing bonus on your Hire Date which will be included in your first payroll check. In the event that you voluntarily resign at any time within the first twelve months of the Term you will be responsible for reimbursing the Company for 100% of the signing bonus. If you voluntarily resign after twelve months of employment and prior to the two year anniversary of the Hire Date, you will be responsible for reimbursing the Company for 50% of the signing bonus. If you are terminated for Cause at any time during the Term you will be responsible for reimbursing the Company for 100% of the signing bonus. You hereby grant to the Company the right to withhold any unreimbursed amounts from any monies owed to you by the Company for Base Salary, Annual Bonus or expenses at the time of your resignation or termination for Cause. The Company will apply such withheld amounts to the amount reimbursable by you to the Company.

6. Equity. You will be eligible to participate in any equity program offered to the executives. The Board has charged the Management and Development Committee of the Board with defining an executive equity program to be effective for fiscal year 2006. It is anticipated that the equity program for the executives will have be a meaningful portion of the shares. However no equity program is currently in place and any new equity program will require the approval of the shareholders. The foregoing is a statement of current intent only and should not be construed as an obligation of the Company to provide an equity program.





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7. Annual Bonus. During the Term, the Company may pay you an annual bonus (your
"Annual Bonus"). The form of payment and the other terms and conditions of such Annual Bonus shall be determined by and in the sole discretion of the Board, however, it is agreed that when an executive bonus program is put in place your minimum Annual Bonus shall be not less than 30% of your Base Salary.

8. Living assistance. Until the earlier of the date your family relocates to a location within a daily commuting distance from the Company's headquarters or September 1, 2005, you will receive up to $3,000 per month for reimbursement of expenses while commuting from Boston and living near the Company's headquarters. The living assistance assumes that (1) you will stay in a room provided at the Mansion House or equivalent in terms of rate, and (2) that you fly economy class flights between Boston and Syracuse.

9. Employee Benefits. During the Term and commencing on the Hire Date, you shall be included, to the extent eligible, in all the employee benefit plans or programs of the Company as are available to other similarly situated employees generally and such other benefit plans or programs as may be specified by the Board. In particular, in the event you relocate your family to a daily commuting distance from the Company headquarters on or before September 1, 2005, you will be eligible for the Employee Relocation program in accordance with the attached Oneida Employee Relocation Policy, and you shall be reimbursed for your moving expenses (including, but not limited to, packing, moving, unpacking, insurance, etc.). See "Attachment A" for a copy of the Oneida Employee Relocation Policy which becomes an integral part of this Agreement. If you voluntarily resign after twelve months of employment and prior to the two year anniversary of the Hire Date, you will be responsible for reimbursing the Company for 50% of the amount paid to you under the Oneida Employee Relocation Policy (the "Relocation Payment"), less any amounts previously repaid to the Company as per Section IV F of the Relocation Policy (including, but not limited to, reimbursements paid to the Company for company-paid mortgage payments of principal and pre-paid taxes). If you are terminated for Cause at any time during the Term you will be responsible for reimbursing the Company for 100% of the Relocation Payment, less any amounts previously repaid to the Company as per Section IV F of the Relocation Policy. You hereby grant to the Company the right to withhold any unreimbursed amounts from any monies owed to you by the Company for Base Salary, Annual Bonus or expenses at the time of your resignation or termination for Cause. The Company will apply such withheld amounts to the amount reimbursable by you to the Company. Further as of your Hire Date you shall be credited with four weeks of vacation to be taken pursuant to the Company's vacation policy.

10. Termination of Employment. The Company shall have the right to terminate your employment at any time and for any reason. You shall have the right to terminate your employment with the Company at any time and for any reason. Subject to your execution of a general release of claims against the Company in a form satisfactory to the Company, if the Company terminates your employment prior to the end of the Term for any reason other than Cause (as defined below), or if you resign from your employment for Good Reason (as defined below), the Company shall: (i) continue to provide employee benefit coverage (including, but not limited to, medical, dental, vision and long-term disability coverage) and pay you your Base Salary through the twelve-month anniversary of the date of your termination of employment, at such intervals as the same would have been paid had you remained employed by the Company, (ii) provide moving assistance to relocate to relocate you back to the Boston area in accordance with the attached Oneida Ltd. Employee Relocation Policy ("Attachment





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A") with the "sale protection level" as defined in the Relocation Policy modified as described in Section 2., and (iii) pay reasonable and customary expenses of the relocation (including, but not limited to, packing, moving, unpacking, insurance, etc.), provided such relocation takes place within six-months from the date of the termination. In the event the Company terminates your employment for Cause or you resign your employment for any reason other than Good Reason, you shall be entitled to receive any earned and unpaid Base Salary and any accrued but unpaid vacation through the date of such termination or resignation, as well as any amounts earned and accrued under any bonus or supplemental income program and then payable under the terms of such program. Unless required by applicable law, you shall have no further rights to any other compensation (including any Annual Bonus) or any other benefits. For purposes of this Agreement, "Cause" shall mean (a) your willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the financial condition or business reputation of the Company, (b) your conviction of, or plea of nolo contendre to, a felony, or any willful perpetration of a common law fraud; or (c) your willful and continued failure or refusal to substantially perform your duties with the Company after receiving 30 days written notice and opportunity to cure the nonperformance. For the purposes of this Agreement, "Good Reason" shall mean a substantial diminution in your responsibilities, title, position, compensation or benefits, or a change in your principal location greater than 30 miles from Oneida, New York, without your consent.

11. Restrictive Covenants.

(a) Noncompetition. You agree that during your employment with the Company and through the later of (x) the expiration of the Term and (y) the six-month anniversary of the date of your termination of employment with the Company for any reason (the "Restricted Period") you shall not, directly or indirectly, engage, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity (other than an owner of less than one percent of the capital stock of a publicly traded entity), in any business or activity that competes with the business conducted by the Company in the geographical area in which it is engaged or will engage in such business during such period.

(b) No solicitation.

(i) You agree that during the Restricted Period you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, call upon, solicit, advise or otherwise do, or attempt to do, business with any person or entity who is, or was during your employment, a client or customer of the Company, or take away or interfere or attempt to take away or to interfere with any customer, trade, business, patronage or affair of the Company.

(ii) You agree that during your employment with the Company and through the third anniversary of the date of your termination of employment with the Company for any reason you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, solicit, induce to leave, hire (or attempt to hire) or otherwise interfere (or attempt to interfere) with any person or entity who is at such time, or was during your employment, an employee, officer, consultant, representative or agent of the Company.





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(c) Confidentiality. You agree that at no time during the Term or thereafter will you, except in performance of your obligations to the Company, directly or indirectly, reveal to any person, entity or other organization or use for your own benefit any information deemed to be confidential or proprietary by the Company relating to the assets, liabilities, employees, goodwill, business or affairs of the Company, including, without limitation, any information concerning past, present or prospective customers, suppliers, manufacturing processes or marketing data, or any other confidential or proprietary information ("Confidential or Proprietary Information"). You further agree that you will not, without the prior written consent of the Company, remove or take from the Company's premises (or if previously removed or taken, at the Company's request, to promptly return) any written Confidential or Proprietary Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, any and all rights in Confidential or Proprietary Information. This restriction shall not apply to: (i) information approved for release by written authorization of the Company or (ii) information that may be required by law or an order of any court or government agency to be disclosed. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and or legal process to such information, you shall provide the Company's General Counsel with written notice no less than five business days prior to any such disclosure.

(d) Return of Company Property. Upon the termination of your employment for any reason, you will immediately return all property and material in your possession that belongs or relates to the Company, including all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer software and hardware, diskettes, cellular phones, drawings, charts, photographs, slides, patents, or another form of record which contains information belonging to or created or produced by, for or at the direction of the Company, or any employee or agent thereof.

(e) Rights and Remedies Upon Breach. The parties acknowledge and agree that any breach of the covenants in this Section 11 will cause immediate and irreparable injury, direct or indirect, to the Company and that money damages will not provide adequate remedy. You therefore agree that if you violate any of the restrictions covenants hereunder, the Company shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent you from committing or continuing a breach of such covenants. If you breach any of your obligations under this Section 11, the Company may, upon written notice to you, terminate its obligations to make any further payments to you as described in Section 10.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision of this Agreement held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.

13. Successors. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors, and administrators.

14. Governing Law. This Employment Agreement shall be subject to the laws of the State of New York





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applicable to contracts executed in and to be performed therein.

15. Counterparts. All executed copies of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, each of which shall constitute a single instrument.

16. Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein (including, without limitation, the Retention Agreement) are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

17. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by law or under the Company's employee benefit plans.

Sincerely,




                        /s/ PETER J. KALLET
                        -------------------
                        Peter J. Kallet
                        Chairman, President & Chief Executive Officer



Accepted and agreed:



                             /s/ ANDREW G. CHURCH
                             --------------------
                             Andrew G. Church